Ex. 99.1

Blucora Increases Share Repurchase Authorization

BELLEVUE, Wash., May 28, 2014 (BUSINESS WIRE) -- Blucora, Inc. (NASDAQ: BCOR) today announced that its Board of Directors has expanded the Company's repurchase authorization for the Company's common stock by $35 million, bringing the total share repurchase authorization to $85 million. The repurchase authorization term was also extended to May 21, 2016.

Under the previous repurchase authorization, the Company has repurchased 1.6 million shares for $32 million through May 23, 2014, including 1.2 million shares for $22 million during the second quarter of 2014. The Company has $53 million remaining under the expanded repurchase authorization.

Subject to applicable securities laws, the shares may be repurchased from time to time in the open market or in privately negotiated transactions. Such purchases will be at times and in amounts as the Company deems appropriate, based on factors such as market conditions, legal requirements, and other corporate considerations.

Cash, cash equivalents, and marketable investments at March 31, 2014 totaled approximately $336.0 million. As of May 23, 2014, the total number of Blucora shares outstanding was 41,092,404 shares.

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About Blucora®

Blucora, Inc. (NASDAQ: BCOR) operates a diverse group of Internet businesses. Its mission is to deliver long-term value to its customers, partners and shareholders through financial discipline, operational expertise, and technology innovation. Recently named one of Fortune® Magazine's 100 Fastest-Growing Companies, Blucora's online businesses reach millions of users worldwide every day. Blucora is headquartered in Bellevue, Washington. For more information, please visit www.Blucora.com.

Source: Blucora

Blucora Contact:

Stacy Ybarra, 425-709-8127

stacy.ybarra@blucora.com